Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-257358; 333-240151; 333-220235; 333-213307; 333-209590; 333-34145; and 333-177243) on Form S-8 and (No. 333-237356) on Form S-3 of our report dated February 25, 2022, with respect to the consolidated financial statements of OceanFirst Financial Corp. and subsidiaries.
/s/ KPMG LLP
Short Hills, New Jersey
February 24, 2023